Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
REGENT COMMUNICATIONS, INC.,	:	Case No. 10-10632 (KG)
et al.,[1]	:
	:	Jointly Administered
Debtors.	:
x

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF REGENT COMMUNICATIONS, INC.
AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Josef S. Athanas	Michael R. Nestor
Caroline A. Reckler	Kara H. Coyle
233 South Wacker Drive, Suite 5800	The Brandywine Building
Chicago, Illinois 60606	1000 West Street, 17th Floor
Telephone: (312) 876-7700	Wilmington, Delaware 19801
Facsimile: (312) 993-9767	Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Co-Counsel for the Debtors and Debtors in Possession
Dated: March 22, 2010

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Regent Communications, Inc., a Delaware corporation (2857); B & G Broadcasting, Inc., a Delaware corporation (9111); Livingston County Broadcasters, Inc., an Illinois corporation (2024); Regent Broadcasting, LLC, a Delaware limited liability company (1632); Regent Broadcasting Management, LLC, a Delaware limited liability company (5451); Regent Broadcasting of Albany, Inc., a Delaware corporation (7566); Regent Broadcasting of Bloomington, Inc., a Delaware corporation (2658); Regent Broadcasting of Buffalo, Inc., a Delaware corporation (7815); Regent Broadcasting of Chico, Inc., a Delaware corporation (1263); Regent Broadcasting of Duluth, Inc., a Delaware corporation (9495); Regent Broadcasting of El Paso, Inc., a Delaware corporation (1469); Regent Broadcasting of Erie, Inc., a Delaware corporation (8859); Regent Broadcasting of Evansville/Owensboro, Inc., a Delaware corporation (9510); Regent Broadcasting of Flagstaff, Inc., a Delaware corporation (3259); Regent Broadcasting of Flint, Inc., a Delaware corporation (6474); Regent Broadcasting of Ft. Collins, Inc., a Delaware corporation (9503); Regent Broadcasting of Grand Rapids, Inc., a Delaware corporation (6790); Regent Broadcasting of Kingman, Inc., a Delaware corporation (3260); Regent Broadcasting of Lafayette, LLC, a Delaware limited liability company (5450); Regent Broadcasting of Lake Tahoe, Inc., a Delaware corporation (1261); Regent Broadcasting of Lancaster, Inc., a Delaware corporation (9505); Regent Broadcasting of Lexington, Inc., a Delaware corporation (0854); Regent Broadcasting of Mansfield, Inc., a Delaware corporation (6796); Regent Broadcasting Midwest, LLC, a Delaware limited liability company (5369); Regent Broadcasting of Palmdale, Inc., a Delaware corporation (5821); Regent Broadcasting of Peoria, Inc., a Delaware corporation (9348); Regent Broadcasting of Redding, Inc., a Delaware corporation (1262); Regent Broadcasting of San Diego, Inc., a Delaware corporation (3044); Regent Broadcasting of South Carolina, Inc., a Delaware corporation (3151); Regent Broadcasting of St. Cloud, Inc., a Delaware corporation (9265); Regent Broadcasting of St. Cloud II, Inc., a Minnesota corporation (6304); Regent Broadcasting of Utica/Rome, Inc., a Delaware corporation (1480); Regent Broadcasting of Watertown, Inc., a Delaware corporation (1476); Regent Broadcasting West Coast, LLC, a California limited liability company (8962); Regent Licensee of Chico, Inc., a Delaware corporation (1681); Regent Licensee of Erie, Inc., a Delaware corporation (8861); Regent Licensee of Flagstaff, Inc., a Delaware corporation (1677); Regent Licensee of Kingman, Inc., a Delaware corporation (9969); Regent Licensee of Lake Tahoe, Inc., a Delaware corporation (2685); Regent Licensee of Lexington, Inc., a Delaware corporation (5710); Regent Licensee of Mansfield, Inc., a Delaware corporation (8147); Regent Licensee of Palmdale, Inc., a Delaware corporation (1678); Regent Licensee of Redding, Inc., a Delaware corporation (1679); Regent Licensee of San Diego, Inc., a Delaware corporation (3036); Regent Licensee of South Carolina, Inc., a Delaware corporation (3136); Regent Licensee of St. Cloud, Inc., a Delaware corporation (9266); Regent Licensee of Utica/Rome, Inc., a Delaware corporation (1482); Regent Licensee of Watertown, Inc., a Delaware corporation (1477). The mailing address for Regent Communications Inc. is Regent Broadcasting Management, LLC, 100 E. RiverCenter Blvd., 9th Floor, Covington, KY 41011.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW	1
A. Defined Terms	1
B. Rules of Interpretation	12
C. Computation of Time	13
D. Governing Law	13
E. Reference to Monetary Figures	13
F. Reference to the Debtors or the Reorganized Debtors	13

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS AND INTERCOMPANY CLAIMS	13
A. Administrative Claims	13
B. Priority Tax Claims	14
C. Other Priority Claim	14
D. Intercompany Claims	14
E. Statutory Fees	14

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	15
A. Classification of Claims and Interests	15
B. Substantive Consolidation of the Debtors	15
C. Summary of Classification	15
D. Treatment of Claims and Interests	15
E. Special Provision Governing Unimpaired Claims	18
F. Discharge of Claims	18

ARTICLE IV. ACCEPTANCE REQUIREMENTS	18
A. Acceptance or Rejection of this Plan	18
B. Confirmation of this Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	19
C. Controversy Concerning Impairment	19

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN	19
A. New Term Loan/New PIK Loan/Permitted Indebtedness	19
B. Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	19
C. Issuance of New Equity	19
D. Stockholders Agreement	19
E. Special Warrants	20
F. Listing of New Equity and Transfer Restrictions	20
G. Cancellation of Securities and Agreements	20
H. Restructuring Transactions	20
I. New Corporate Structure	21
J. Section 1145 Exemption	21
K. Corporate Existence	21
L. New Certificates of Incorporation and New By-Laws	22
M. Vesting of Assets in the Reorganized Debtors	22
N. FCC Approval Process	22
O. FCC Trust	22
P. Directors and Officers of the Debtors and Reorganized Debtors	24
Q. Management Equity Incentive Program	24
R. Effectuating Documents; Further Transactions	24
S. Exemption from Certain Taxes and Fees	24
T. Employee and Retiree Benefits	24
U. Preservation of Rights of Action	25

(i)

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	25
A. Assumption of Executory Contracts and Unexpired Leases	25
B. Assumption of Indemnification Provisions	26
C. Assumption of Compensation Plans	26
D. Assumption of the D&O Insurance Policies	26
E. Payments Related to Assumption of Executory Contracts and Unexpired Leases	26
F. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	26
G. Rejection Damages Claims	26
H. Contracts and Leases Entered Into After the Petition Date	27
I. Intercompany Contracts, Contracts and Leases Entered Into After the Petition Date	27
J. Modifications, Amendments, Supplements, Restatements or Other Agreements	27
K. Reservation of Rights	27
L. Nonoccurrence of Effective Date	27

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS	27
A. Timing and Calculation of Amounts to Be Distributed; Record Date for Distributions	27
B. Disbursing Agent	28
C. Rights and Powers of Disbursing Agent	28
D. Distributions on Account of Claims Or Equity Interests Allowed After the Effective Date	28
E. Delivery of Distributions and Undeliverable or Unclaimed Distributions	29
F. Compliance with Tax Requirements/Allocations	30
G. Surrender of Canceled Instruments or Securities	30
H. Claims Paid or Payable by Third Parties	30

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS	31
A. Allowance of Claims and Equity Interests	31
B. Prosecution of Objections to Claims and Equity Interests	31
C. Procedures Regarding Disputed Claims or Equity Interests	31
D. No Distributions Pending Allowance	32
E. Distributions After Allowance	32

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE	32
A. Conditions Precedent to Confirmation	32
B. Conditions Precedent to the Effective Date	33
C. Waiver of Conditions	33
D. Effect of Nonoccurrence of Conditions	33

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	34
A. Compromise and Settlement of Claims, Interests and Controversies	34
B. Releases by the Debtors	34
C. Releases by Holders of Claims and Interests	34
D. Exculpation	35
E. Discharge of Claims and Termination of Interests	35
F. Injunction	35
G. Setoffs	36
H. Release of Liens	36
I. Recoupment	36

ARTICLE XI. BINDING NATURE OF PLAN	36

ARTICLE XII. RETENTION OF JURISDICTION	36

ARTICLE XIII. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN	38
A. Modification and Amendments	38

(ii)

B. Effect of Confirmation on Modifications	39
C. Revocation or Withdrawal of the Plan	39

ARTICLE XIV. MISCELLANEOUS PROVISIONS	39
A. Successors and Assigns	39
B. Reservation of Rights	39
C. Further Assurances	39
D. Payment of Fees and Expenses of the Requisite Consenting Lenders	39
E. Service of Documents	40
F. Dissolution of Committee	40
G. Nonseverability of Plan Provisions	40
H. Return of Security Deposits	40
I. Term of Injunctions or Stays	41
J. Entire Agreement	41
K. Exhibits	41
L. Votes Solicited in Good Faith	41
M. Closing of Chapter 11 Cases	41
N. Conflicts	41
O. Filing of Additional Documents	41

(iii)

INTRODUCTION
     Regent Communications, Inc. and certain of its affiliates and subsidiaries in the above-captioned Chapter 11 Cases respectfully propose the following joint prearranged plan of reorganization under chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
GOVERNING LAW
A. Defined Terms
     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:
     1. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees and expenses (including, without limitation, success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code before the Effective Date by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount). To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.
     2. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code.
     3. “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.
     4. “Allowed” means with reference to any Claim or Interest: (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed allowed by the Plan.
     5. “Avoidance Actions” means any and all claims and causes of action which any of the Debtors, the Debtors in Possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

(1)

     6. “Balloting Agent” means Kurtzman Carson Consultants LLC, located at Regent Ballot Processing, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, (888) 647-1726.
     7. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Balloting Agent on or before the Voting Deadline.
     8. “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.
     9. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the District of Delaware pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the District of Delaware.
     10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.
     11. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     12. “Cash” means the legal tender of the United States of America or the equivalent thereof.
     13. “Causes of Action” means all actions, causes of action (excluding Preference Actions but including Avoidance Actions), Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, cross claims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date and also includes, without limitation: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.
     14. “Certificate” means any instrument evidencing a Claim or an Interest.
     15. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
     16. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.
     17. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
     18. “Committee” means any official committee of unsecured creditors (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
     19. “Compensation Plans” means, collectively, (i) 2004 Corporate Employee Retention and Severance Plan, (ii) 2010 Special Bonus Plan with bankruptcy incentives as adopted by the board in December 2009, and (iii) Regent Communications, Inc. Deferred Compensation Plan, in each case as in effect as of February 28, 2010.

(2)

     20. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.
     21. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
     22. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
     23. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     24. “Consenting Lenders” means Oaktree, GE, Figueroa Street POF Ltd., First Street Holdings 1, L.P., First Street Holdings 2, L.P., First Street Holdings 3, L.P., First Street Holdings 4, L.P., First Street Holdings 5, L.P., First Street Holdings 6, L.P., First Street Holdings 7, L.P., First Street Holdings 8, L.P., First Street Holdings 9, L.P., First Street Holdings 10, L.P., First Street Holdings 11, L.P., First Street Holdings 12, L.P., First Street Holdings 13, L.P., First Street Holdings 14, L.P.
     25. “Consummation” means the occurrence of the Effective Date.
     26. “Corporate Governance Documents” means the (i) New Certificates of Incorporation, (ii) New By-Laws, (iii) Stockholders Agreement, (iv) Registration Rights Agreement, (v) Special Warrants, if any, and (vi) Warrant Agreement, if any.
     27. “Cure Claim” means a Claim based upon a monetary default, if any, by any Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
     28. “D&O Insurance Policies” means all insurance policies (including tail coverage insurance) for directors’, managers’ and officers’ liability maintained by the Debtors as of the Petition Date or purchased on or before the Effective Date.
     29. “Debtor” or “Debtor in Possession” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.
     30. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.
     31. “Disclosure Statement” means the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization of Regent Communications, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated March 22, 2010, as the same may be amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law and which is acceptable in all respects to the Requisite Consenting Lenders and the Debtors.
     32. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.
     33. “Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than ten (10) days after the Effective Date.
     34. “Effective Date” means the later to occur of: (a) the date on which the Confirmation Order becomes a Final Order and (b) the third business day (or such earlier business day as agreed between the Debtors and the Requisite Consenting Lenders) immediately following the date on which the FCC Approval is obtained; provided,

(3)

however, in each case all of the conditions specified in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof.
     35. “Employment Agreements” means the existing employment agreements of Anthony A. Vasconcellos and William L. Stakelin, as each was amended on February 28, 2010.
     36. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.
     37. “Equity Interest” means any Equity Security in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately before the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.
     38. “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.
     39. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
     40. “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of New Common Stock or the distribution of property under the Plan or any other agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal misconduct or fraud.
     41. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) the Prepetition Administrative Agent and the Prepetition Lenders, each in their capacity as such, (c) the Consenting Lenders, in their capacity as such; (d) Oaktree and GE; (e) the FCC Trustees, as applicable, in their capacity as such; (f) the Committee, if any; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.
     42. “Exculpation” means the exculpation provision set forth in Article X.D hereof.
     43. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
     44. “FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.
     45. “FCC Applications” means the requisite FCC applications to be filed in connection with this restructuring.
     46. “FCC Approval” means any of the FCC Long Form Approval, the FCC Traditional Trust Approval or the FCC Independent Trust Approval.
     47. “FCC Independent Trust” means the trust or other entity acceptable to the FCC that may be created on or before the Effective Date into which the FCC License Assets will be assigned or transferred pursuant to the FCC Independent Trust Agreement.

(4)

     48. “FCC Independent Trust Agreement” means the liquidating trust agreement that may be Filed as part of the Plan Supplement or in connection with the FCC Independent Trust Order if the FCC Independent Trust is anticipated to be established, which would, among other things: (a) establish and govern the FCC Independent Trust and (b) set forth the respective powers, duties and responsibilities of the FCC Independent Trustee; provided that the FCC Independent Trust Agreement shall be acceptable in all respects to the Requisite Consenting Lenders.
     49. “FCC Independent Trust Application” means the application(s) filed with the FCC seeking FCC consent to the pro forma assignment or transfer of control of the FCC License Assets to the FCC Independent Trust pending a Transfer of Control, which application(s) shall be acceptable in all respects to the Requisite Consenting Lenders.
     50. “FCC Independent Trust Approval” means an action by the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the assignment or transfer of the FCC License Assets to the FCC Independent Trust pursuant to the FCC Independent Trust Agreement, pending the FCC Long Form Approval.
     51. “FCC Independent Trust Order” means an order of the Bankruptcy Court (a) appointing the FCC Independent Trustee and (b) approving the FCC Independent Trust Agreement, which order shall be acceptable in all respects to the Requisite Consenting Lenders.
     52. “FCC Independent Trustee” means Jay Meyers (or such other independent trustee acceptable to the Required Lenders), who shall be appointed by the Bankruptcy Court as part of the FCC Independent Trust Order and retained as of the Effective Date. The FCC Independent Trustee shall be the fiduciary responsible for implementing the applicable provisions of the Plan relating to the FCC Independent Trust in accordance with the FCC Independent Trust Agreement.
     53. “FCC Long Form Application” means the application(s) filed with the FCC seeking FCC consent to the Transfer of Control.
     54. “FCC Long Form Approval” means an action by the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) consenting to the Transfer of Control.
     55. “FCC License Assets” means the FCC Licenses of the Debtors, together with any assets related thereto which are proposed by the Requisite Consenting Lenders to be assigned or transferred to the FCC Independent Trust in the FCC Independent Trust Application, or to the FCC Traditional Trust in the FCC Traditional Trust Application, as applicable.
     56. “FCC Licenses” means broadcasting and other licenses, authorizations, waivers and permits which are issued from time to time by the FCC.
     57. “FCC Short Form Application” means the application(s) filed with the FCC seeking FCC consent for a pro forma involuntary assignment of the Debtors’ FCC Licenses to the Debtors In Possession.
     58. “FCC Traditional Trust” means the trust or other entity acceptable to the FCC that may be created on or before the Effective Date into which the FCC License Assets will be assigned or transferred pursuant to the FCC Traditional Trust Agreement.
     59. “FCC Traditional Trust Agreement” means the liquidating trust agreement that may be Filed as part of the Plan Supplement if the FCC Traditional Trust is anticipated to be established, which would, among other things: (a) establish and govern the FCC Traditional Trust and (b) set forth the respective powers, duties and responsibilities of the FCC Traditional Trustees; provided that the FCC Traditional Trust Agreement shall be acceptable in all respects to the Requisite Consenting Lenders.
     60. “FCC Traditional Trust Application” means the application(s) filed with the FCC seeking FCC consent to the pro forma assignment or transfer of control of FCC License Assets to the FCC Traditional Trust

(5)

pending a Transfer of Control, which application(s) shall be acceptable in all respects to the Requisite Consenting Lenders.
     61. “FCC Traditional Trust Approval” means an action by the FCC (including any action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the transfer of the FCC License Assets to the FCC Traditional Trust pursuant to the FCC Traditional Trust Agreement, pending the FCC Long Form Approval.
     62. “FCC Traditional Trust Order” means an order of the Bankruptcy Court, as applicable (a) confirming the selection of, or appointing, as applicable, the FCC Traditional Trustees and (b) approving the FCC Traditional Trust Agreement, which order shall be acceptable in all respects to the Requisite Consenting Lenders.
     63. “FCC Traditional Trustees” means four (4) of the individuals serving on the existing board of directors of Parent (each of whom shall be acceptable to the Required Lenders) and three (3) additional individuals designated by the Required Lenders, all seven (7) of whom shall, at the direction of the Required Lenders, be appointed by the Debtors or the Reorganized Debtors, as the case may be, in connection with the establishment of the FCC Traditional Trust, if applicable, and retained as of the Effective Date. The FCC Traditional Trustees shall be the fiduciaries responsible for implementing the applicable provisions of the Plan relating to the FCC Traditional Trust in accordance with the FCC Traditional Trust Agreement.
     64. “FCC Trust” means either of (a) the FCC Independent Trust or (b) the FCC Traditional Trust, as applicable.
     65. “FCC Trust Agreement” means either of (a) the FCC Independent Trust Agreement or (b) the FCC Traditional Trust Agreement, as applicable.
     66. “FCC Trustees” means either of (a) the FCC Independent Trustee or (b) the FCC Traditional Trustees, as applicable.
     67. “Federal Judgment Rate” means the federal judgment rate, which was in effect as of the Petition Date.
     68. “Fee Claim” means a Claim for Accrued Professional Compensation.
     69. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
     70. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice, or as to which an appeal or motion for reargument or rehearing is pending, but no stay of the order is in effect.
     71. “First Lien Debt Claims” means, collectively, Claims arising under (a) the Specified Swap Agreements and/or (b) the Prepetition Credit Agreement, including, without limitation, the Prepetition Lenders’ Deficiency Claims.
     72. “GE” means General Electric Capital Corporation.
     73. “General Unsecured Claims” means any unsecured Claim against any of the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Section 510(b) Claim, a Fee Claim, an Intercompany Claim or the Prepetition Lenders’ Deficiency Claim.

(6)

     74. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.
     75. “Holder” means any Person or Entity holding a Claim or an Interest.
     76. “Holding Company Restructuring” means the restructuring transactions described in Article V.I. hereof.
     77. “Holdings” means, in connection with a Holding Company Restructuring, an entity established at the direction of the Requisite Consenting Lenders to hold, directly or indirectly, 100% of the equity securities of Regent Communications, Inc on and after the Effective Date.
     78. “Impaired” means any Claim or Interest in an Impaired Class.
     79. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.
     80. “Indemnification Provision” means each of the indemnification provisions currently in place whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers and members’ respective Affiliates.
     81. “Indemnified Parties” means, collectively, the Debtors and each of their respective current officers, directors, managers and employees, each in their respective capacities as such, and solely to the extent that such party was serving in such capacity on the Business Day immediately preceding the Petition Date.
     82. “Intercompany Claim” means any Claim held by a Debtor against another Debtor.
     83. “Intercompany Interest” means an Equity Security in a Debtor held by another Debtor.
     84. “Interests” means, collectively, Equity Interests and Intercompany Interests.
     85. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.
     86. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
     87. “Management Equity Incentive Program” means the management equity incentive program to be established on or after the Effective Date by Reorganized Parent under which options, equity or other equity-based grants equal to 8% of the total common stock or common units, as applicable, of Reorganized Parent on a fully diluted basis as of the Effective Date will be reserved for issuance to members of management of the Reorganized Debtors, the specific terms of which program (including the participants therein) will be determined by the board of directors or board of managers, as applicable, of Reorganized Parent.
     88. “New Board” means the board of directors, board of managers or equivalent governing body of each of the Reorganized Debtors and Holdings, as applicable, as initially comprised as set forth in this Plan and as comprised thereafter in accordance with the terms of the applicable Corporate Governance Documents.
     89. “New By-Laws” means the by-laws or limited liability company agreement, as applicable, of each of the Reorganized Debtors and Holdings, as applicable, the forms of which shall be acceptable in all respects to the Requisite Consenting Lenders and included in the Plan Supplement.
     90. “New Certificates of Incorporation” means the certificate of incorporation or certificate of formation, as applicable, of each of the Reorganized Debtors and Holdings, as applicable, the forms of which shall be acceptable in all respects to the Requisite Consenting Lenders and included in the Plan Supplement.

(7)

     91. “New Common Stock” means 100% of all equity of Reorganized Parent issued on the Effective Date, which equity shall be structured in a manner acceptable to the Requisite Consenting Lenders, including (without limitation) limitations on certain fundamental actions, and so as to ensure, by way of limited voting rights or otherwise, that the holders thereof (other than Oaktree) shall hold a “non attributable” interest in the Reorganized Debtors under applicable FCC rules and policies.
     92. “New Equity” means the New Common Stock and, as applicable, the Special Warrants (subject to the Restructuring Transactions described herein).
     93. “New PIK Loan” means the unsecured paid-in-kind loan in the principal amount of $25 million under the New PIK Loan Agreement.
     94. “New PIK Loan Agreement” means that certain loan agreement, dated as of the Effective Date, governing the New PIK Loan and all other documents entered into or contemplated thereby, including any guarantees and other documents in connection therewith, the form and substance of which shall be acceptable in all respects to the Requisite Consenting Lenders and the Debtors and Filed as part of the Plan Supplement.
     95. “New Term Loan” means the first-priority, senior secured term loan in the principal amount of $95 million under the New Term Loan Agreement, which shall be subject to any Permitted Indebtedness.
     96. “New Term Loan Agreement” means that certain loan agreement, dated as of the Effective Date, governing the New Term Loan and all other documents entered into or contemplated thereby, including any guarantees, security documents and other documents in connection therewith, the form and substance of which shall be acceptable in all respects to the Requisite Consenting Lenders and the Debtors and Filed as part of the Plan Supplement.
     97. “Oaktree” means Oaktree Capital Management, L.P. and its controlled affiliates.
     98. “Ordinary Course Professionals Order” means that certain order of the Bankruptcy Court permitting the Debtors to retain various professionals in the ordinary course of their businesses.
     99. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.
     100. “Other Secured Claim” means any Secured Claim that is not a First Lien Debt Claim.
     101. “Parent” means Regent Communications, Inc., a Delaware corporation.
     102. “Permitted Indebtedness” means one or more first priority, senior secured term loans and/or revolving loans incurred by the Reorganized Debtors in favor of one or more Prepetition Lenders in an aggregate principal amount of up to $5,000,000, provided (a) the Requisite Consenting Lenders have approved such loans, (b) such loans are secured by the same collateral as the New Term Loan and with the same priority, and (c) such loans are paid in full prior to the repayment of the New Term Loan.
     103. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.
     104. “Petition Date” means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.
     105. “Plan” means this First Amended Joint Plan of Reorganization of Regent Communications, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated March 22, 2010, as the same may be amended, supplemented or modified from time to time in a manner acceptable to the Requisite Consenting Lenders, including, without limitation, the Plan Supplement, which is incorporated herein by reference.

(8)

     106. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be Filed by the Debtors no later than five (5) days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as it may thereafter be altered, amended, modified or supplemented from time to time subject to the consent rights of the Requisite Consenting Lenders and the Debtors, in each case as applicable in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising of, without limitation, the following: (a) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) the Corporate Governance Documents; (c) the form of New PIK Loan Agreement; (d) the form of New Term Loan Agreement; (e) the Schedule of Executory Contracts and Unexpired Leases; (f) the FCC Trust Agreements; and (g) Time Brokerage Agreement.
     107. “Preference Actions” means any and all claims and causes of action which any of the Debtors, the Debtors in Possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 547 of the Bankruptcy Code.
     108. “Prepetition Administrative Agent” means Bank of America, in its capacity as administrative agent under the Prepetition Credit Agreement and related financing documents or any such successor administrative agent.
     109. “Prepetition Collateral” means the “Collateral” as such term is defined in the Prepetition Credit Agreement.
     110. “Prepetition Credit Agreement” means the credit agreement dated November 21, 2006, by and among Regent Broadcasting, LLC as borrower, the guarantors party thereto, the Prepetition Administrative Agent, Bank of America and the Prepetition Credit Agreement Lenders as such agreement may have been amended from time to time, providing for a maximum revolving credit facility of $75,000,000, a $115,000,000 initial senior secured Term B Loan and a senior secured delayed draw term loan facility in the aggregate principal amount of $50,000,000.
     111. “Prepetition Credit Agreement Lenders” means those “Lenders” under (and as defined in) the Prepetition Credit Agreement as of the Petition Date.
     112. “Prepetition Lenders” means the Prepetition Credit Agreement Lenders and the Swap Counterparties.
     113. “Prepetition Lenders’ Deficiency Claims” means the portion of the Claims of the Prepetition Lenders arising under the Prepetition Credit Agreement, if any, which exceeds the value of the Prepetition Collateral securing such Claims.
     114. “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     115. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.
     116. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     117. “Regent” means Regent Broadcasting, LLC, a Delaware limited liability company.

(9)

     118. “Registration Rights Agreement” means the registration rights agreement of Reorganized Parent providing for registration rights (and related restrictions) in respect of the New Equity, the form and substance of which shall be acceptable in all respects to the Requisite Consenting Lenders and included in the Plan Supplement.
     119. “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before, on or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder.
     120. “Release Opt-Out” means the item set forth in the Ballots pursuant to which Holders of Claims in the Voting Class may opt out of the release set forth in Article X.C hereof.
     121. “Releasing Parties” means all Entities who have held, hold or may hold Claims or Interests that have been released pursuant to Article X.B or Article X.C, discharged pursuant to Article X.E or are subject to exculpation pursuant to Article X.D.
     122. “Released Party” means each of: (a) the Prepetition Administrative Agent and the Prepetition Lenders, each in their capacity as such, (b) the Consenting Lenders, in their capacity as such, (c) the FCC Independent Trustee or the FCC Traditional Trustees, as applicable, in their capacity as such, (d) Oaktree and GE, and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, employees, partners, members, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals; and (e) in each case in their capacity as such and only if serving in such capacity, the Debtors’ and the Reorganized Debtors’ officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.
     123. “Reorganized Debtors” means (a) the Debtors, in each case as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date, (b) Reorganized Parent and (c) Reorganized Regent.
     124. “Reorganized Parent” means Regent Communications, Inc. as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date; provided that, following a Holding Company Restructuring Transaction, “Reorganized Parent” shall mean Holdings.
     125. “Reorganized Regent” means Regent Broadcasting, LLC, as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date.
     126. “Required Lenders” shall have the meaning ascribed to such term in the Prepetition Credit Agreement.
     127. “Requisite Consenting Lenders” means the Consenting Lenders who together hold at least 66 2/3% of the aggregate principal amount of the outstanding First Lien Debt Claims.

(10)

     128. “Restructuring Support Agreement” means the agreement dated as of February 28, 2010 by and between the Debtors and certain of its affiliates and subsidiaries and the Consenting Lenders.
     129. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected, if any, which schedule shall be prepared by the Debtors, acceptable to the Requisite Consenting Lenders and Filed as part of the Plan Supplement.
     130. “Section 510(b) Claims” means any Claim that is subordinated to General Unsecured Claims or subject to such subordination under section 510(b) of the Bankruptcy Code, including Claims arising from the rescission of a purchase or sale of a security of the Debtors for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
     131. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.
     132. “Secured Claim” means a Claim that is Secured.
     133. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, as amended.
     134. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78nn, as amended.
     135. “Special Warrants” means the warrants for New Common Stock that may be issued in accordance with this Plan by Reorganized Parent, at the direction of the Required Lenders, to one or more Holders of First Lien Debt Claims in lieu of the issuance of New Common Stock to such Holder(s), the substantially final form of which warrants shall be part of the Plan Supplement and be acceptable in all respects to the Requisite Consenting Lenders. The Special Warrants will be exercisable for New Common Stock only to the extent that the holders thereof deliver a written certification in form and substance satisfactory to the Required Lenders to the effect that such holder is a U.S. Person and that the direct and indirect voting and economic interests of such holder are 100% held by U.S. Persons for purposes of Section 310(b) of the Communications Act, as interpreted and applied by the FCC, and otherwise comply with the Communications Act and FCC implementing rules, or as otherwise permitted by the Required Lenders.
     136. “Specified Swap Agreements” means those certain swap agreements to which the Debtors are a party, including: (i) those certain Confirmations (as defined therein) dated December 4, 2006 and December 16, 2006, between Bank of America, N.A. and Regent Broadcasting, Inc. as amended; (ii) those certain Confirmations of Swap Transactions (as defined therein), dated February 16, 2010, and that certain Consent to Assignment, dated February 15, 2010, between First Street Holdings 14, L.P. and Regent Broadcasting, Inc., as amended; and (iii) that certain Confirmation dated December 5, 2006, and that certain ISDA Master Agreement dated as of January 12, 2007, in each case between Bank of Montreal and Regent Broadcasting, LLC.
     137. “Stockholders Agreement” means the stockholders agreement or securityholders agreement of Reorganized Parent to be effective on the Effective Date and binding on all Holders of New Equity and providing for, among other things, certain rights and obligations of the Holders of the New Equity, as applicable, the form and substance of which shall be acceptable in all respects to the Requisite Consenting Lenders and Filed as part of the Plan Supplement.
     138. “Swap Counterparties” means the parties to the Specified Swap Agreements, Bank of America, N.A., First Street Holdings 14, L.P., Bank of Montreal and their respective successors and permitted assigns.

(11)

     139. “Time Brokerage Agreement” means the time brokerage agreement between the Reorganized Debtors and the FCC Independent Trust or the FCC Traditional Trust, as applicable, to be effective on the Effective Date to the extent the FCC Independent Trust or the FCC Traditional Trust, as applicable, is implemented, the form and substance of which shall be substantially similar to the standard form used for such agreements in connection with radio stations, and which shall further be acceptable in all respects to the Requisite Consenting Lenders and Filed as part of the Plan Supplement.
     140. “Transfer of Control” means the transfer of control of ownership by the Debtors of the FCC License Assets and New Equity to the Holders of First Lien Debt Claims as proposed in the FCC Long Form Application (or as otherwise agreed by the Requisite Consenting Lenders).
     141. “Transferred Cash” means Cash of the Debtors in the aggregate amount of $5.5 million to be transferred by the Debtors on behalf of the Holders of First Lien Debt Claims to Holders of Equity Interests on the Effective Date in accordance with Article III.D.6 hereof.
     142. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     143. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
     144. “Unimpaired Class” means an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.
     145. “Unsecured Claim” means a Claim that is not secured by a Lien on property in which one of the Debtors’ estates has an interest.
     146. “U.S. Trustee” means the United States Trustee for the District of Delaware.
     147. “Voting Class” means Class 2 Holders of First Lien Debt Claims.
     148. “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on April 2, 2010.
     149. “Warrant Agreement” means the form of warrant agreement providing for the terms of the Special Warrants, the form and substance of which shall be acceptable in all respects to the Requisite Consenting Lenders and Filed as part of the Plan Supplement.
B. Rules of Interpretation
     For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference in this Plan to an existing document, schedule or exhibit, whether or not Filed, shall mean such document, schedule or exhibit, as it may have been for may be amended, modified or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references in this Plan to Articles are references to Articles of this Plan or to this Plan; (f) unless otherwise specified, all references in this Plan to exhibits are references to exhibits in the Plan Supplement; (g) the words “herein,” “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to Articles are inserted for convenience of

(12)

reference only and are not intended to be a part of or to affect the interpretation of this Plan; (j) unless otherwise set forth in this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form in this Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (n) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.
C. Computation of Time
     In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
D. Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.
E. Reference to Monetary Figures
     All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
F. Reference to the Debtors or the Reorganized Debtors
     Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
ARTICLE II.
ADMINISTRATIVE CLAIMS, PRIORITY
CLAIMS AND INTERCOMPANY CLAIMS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Other Priority Claims and Intercompany Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.
A. Administrative Claims
1.	General Administrative Claims
     Except with respect to Administrative Claims that are Fee Claims and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtors agree to less favorable treatment to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (i) on or as soon as

(13)

reasonably practicable after the Effective Date; (ii) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (iii) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.
     2. Fee Claims
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than forty-five (45) days after the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date; and provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation or reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professional Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than sixty (60) days after the Effective Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.
B. Priority Tax Claims
     Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the consent of the Requisite Consenting Lenders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such claim shall be paid in full in cash in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
C. Other Priority Claim
     Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtors (subject to the consent of the Requisite Consenting Lenders), one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (2) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.
D. Intercompany Claims
     On the Effective Date, or as soon thereafter as is practicable, all Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Reorganized Debtors.
E. Statutory Fees
     On the Distribution Date, Reorganized Regent shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, Reorganized Regent shall pay the applicable U.S. Trustee fees until the entry of a final decree in each such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

(14)

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A. Classification of Claims and Interests
     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date. If there are no Claims or Interests in a particular Class, then such Class of Claims or Interests shall not exist for all purposes of the Plan.
B. Substantive Consolidation of the Debtors
     The Plan is premised on the substantive consolidation of all of the Debtors with respect to the voting and treatment of all Claims and Equity Interests except for the Other Secured Claims in Class 1 as provided below. This Plan shall serve as a request by the Debtors, in lieu of a separate motion, to the Bankruptcy Court, that it grant substantive consolidation solely with respect to the voting and treatment of all Claims and Equity Interests other than Class 1 Claims: on the Effective Date, (a) all assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim); (b) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (c) each and every Claim or Interest (except for Other Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors. For the avoidance of doubt, the Debtors will not be substantively consolidated for any purpose other than as set forth in the Plan or Confirmation Order.
C. Summary of Classification
     The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

2	First Lien Debt Claims	Impaired	Entitled to Vote

3	General Unsecured Claims	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

4	510(b) Claims	Impaired	Not Entitled to Vote
(Deemed to Reject)

5	Intercompany Interests	Unimpaired	Not Entitled to Vote
(Deemed to Accept)

6	Equity Interests	Impaired	Not Entitled to Vote
(Deemed to Reject)
D. Treatment of Claims and Interests
     1. Class 1 — Other Secured Claims
(a)	Classification: Each Class 1 Claim is an Other Secured Claim against the applicable Debtor. With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each holder

(15)

of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

(b)	Treatment: The legal, equitable and contractual rights of the Holders of Other Secured Claims will not be altered by this Plan. Except to the extent a Holder of an Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim and the Debtors agree otherwise, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the consent of the Requisite Consenting Lenders), one of the following alternative treatments:
(i)	payment of the Allowed Class 1 Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed;

(ii)	delivery to the Holder of the Allowed Class 1 Claim of the collateral securing such Allowed Class 1 Claim;

(iii)	such other treatment as may be agreed to by the applicable Debtor and the Holder; or

(iv)	the Holder shall retain its Lien on such property and such Allowed Class 1 Claim shall be Reinstated pursuant to section 1129 of the Bankruptcy Code.
(c)	Voting: Class 1 is Unimpaired. Holders of Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Other Secured Claims are not entitled to vote to accept or reject the Plan.
     2. Class 2 — First Lien Debt Claims
(a)	Classification: Class 2 consists of all First Lien Debt Claims.

(b)	Treatment: On or as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each First Lien Debt Claim, each Holder of such First Lien Debt Claim shall receive their share, on a Pro Rata basis, of: (i) the New Term Loan; (ii) the New PIK Loan; and (iii) their Pro Rata share of 100% of the New Equity of Parent outstanding as of the Effective Date, subject to dilution on account of the Management Equity Incentive Program. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of the Debtors held by or on behalf of the Class 2 Holders of First Lien Debt Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Holders until, as to each such Holder, the Claims of such Holder are satisfied in full in accordance with the terms hereof.

The Holders of Allowed Class 2 First Lien Debt Claims are entitled to receive the distributions provided pursuant to the Plan to Holders of Allowed Class 6 Allowed Equity Interests. Notwithstanding the foregoing, the Holders of Allowed Class 2 First Lien Debt Claims have agreed to or are deemed to have agreed to transfer their right to

(16)

receive such distribution in favor of the Holders of Allowed Class 6 Allowed Equity Interests, which shall receive the treatment described in accordance with Article III.D.6 hereof.

(c)	Voting: Class 2 is Impaired. Holders of Class 2 First Lien Debt Claims are entitled to vote on this Plan.
3.	Class 3 — General Unsecured Claims
(a)	Classification: Class 3 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim, whichever is later, each Holder of such General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of a General Unsecured Claim shall receive any distribution for any Claim which has previously been satisfied pursuant to a Final Order of this Bankruptcy Court.

(c)	Voting: Class 3 is Unimpaired. Holders of a Class 3 General Unsecured Claim are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such General Unsecured Claims are not entitled to vote to accept or reject this Plan.
4. Class 4 — Section 510(b) Claims
(a)	Classification: Class 4 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Section 510(b) Claims shall be deemed canceled and extinguished, and shall be of no further force and effect.

(c)	Voting: Class 4 is Impaired. Holders of a Class 4 Section 510(b) Claim are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, Holders of such Section 510(b) Claims are not entitled to vote to accept or reject this Plan.
5. Class 5 — Intercompany Interests
(a)	Classification: Class 5 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Allowed Intercompany Interests are entitled shall remain unaltered, except as otherwise provided herein.

(c)	Voting: Class 5 is Unimpaired. Holders of Class 5 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of Class 5 Intercompany Interests are not entitled to vote to accept or reject the Plan.
6. Class 6 — Equity Interests
(a)	Classification: Class 6 consists of all Equity Interests.

(17)

(b)	Treatment: On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect. Each holder of an Equity Interest shall receive their Pro Rata share of the Transferred Cash; provided, however, that if Class 2 votes to reject the Plan, no distribution of the Transferred Cash shall be made to Holders of Equity Interests.

(c)	Voting: Class 6 is Impaired. Holders of Class 6 Equity Interests are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, Holders of such Equity Interests are not entitled to vote to accept or reject this Plan.
E. Special Provision Governing Unimpaired Claims
     Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim or Interest that is Unimpaired under this Plan, including, without limitation, all rights in respect of (1) legal and equitable defenses to, (2) setoff or recoupment against or (3) counter-claims with respect to any such Unimpaired Claims and Interests.
F. Discharge of Claims
     Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to the Plan and acceptable to the Requisite Consenting Lenders and the Debtors) shall be extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such claims and interests, including, without limitation, liens, security interests and any and all other encumbrances.
ARTICLE IV.
ACCEPTANCE REQUIREMENTS
     Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an impaired class of claims has accepted the applicable Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable Plan.
A. Acceptance or Rejection of this Plan
     1. Voting Classes
     Class 2 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.
     2. Presumed Acceptance of this Plan
     Classes 1, 3 and 5 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
     3. Presumed Rejection of this Plan
     Classes 4 and 6 are Impaired and the claims or interests of Classes 4 and 6 do not entitle the holders of such claims or interests to receive or retain any property under the Plan on account of such claims or interests, and, therefore, Classes 4 and 6 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

(18)

B. Confirmation of this Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class. The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126(c) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan in accordance with Article XIII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
C. Controversy Concerning Impairment
     If a controversy arises as to whether any Claims or Interests (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.
ARTICLE V.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. New Term Loan/New PIK Loan/Permitted Indebtedness
     On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan, the New PIK Loan, and the Permitted Indebtedness without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization or approval of any person.
B. Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors
     All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the New Term Loan, the New PIK Loan or other Cash from the Debtors, including Cash from business operations. Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
C. Issuance of New Equity
     The issuance of the New Equity and options or other equity awards reserved for the Management Equity Incentive Program is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. On the Effective Date, the New Equity shall be issued to the Holders of First Lien Debt Claims.
     All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable, as applicable, and all Special Warrants, if any, will be duly authorized and validly issued. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity or Person receiving such distribution or issuance.
D. Stockholders Agreement
     Upon the Effective Date, the Stockholders Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms. The Stockholders Agreement shall contain provisions governing the rights and obligations of Holders of New Equity in form and substance acceptable to the Requisite Consenting Lenders.

(19)

E. Special Warrants
     Each Holder of a First Lien Debt Claim shall be entitled to receive their Pro Rata share of 100% of the New Equity of Reorganized Parent as New Common Stock; provided that, to the extent that any Holder of First Lien Debt Claims does not deliver a written certification in form and substance satisfactory to the Required Lenders to the effect that such Holder of a First Lien Debt Claim is a U.S. Person and that the direct and indirect voting and economic interests of such Person are 100% held by U.S. Persons for purposes of Section 310(b) of the Communications Act as interpreted and applied by the FCC and otherwise comply with the Communications Act and FCC implementing rules, such Holder of a First Lien Debt Claim may instead be required by the Required Lenders to receive Special Warrants for an equivalent number of shares of New Common Stock (which such Special Warrants shall entitle the holder thereof to the same economic rights as if such holder had been issued such shares of New Common Stock). Each Holder who fails to deliver such written certification shall be referred to as a “Non-U.S. Holder.” The Required Lenders will review all written certifications provided by Non-U.S. Holders, if any, and, based upon such written certifications (or lack of such written certifications, if any written certifications are not provided), direct the issuance of Special Warrants in lieu of New Common Stock to one or more of the Non-U.S. Holders in the Required Lenders sole discretion such that, after giving effect to such issuances, at least 75% of the New Common Stock is held, both directly and indirectly, by U.S. Persons for purposes of Section 310(b) of the Communications Act as interpreted and applied by the FCC.
F. Listing of New Equity and Transfer Restrictions
     The Reorganized Debtors shall not be obligated (other than as provided in the Registration Rights Agreement), and do not intend, to list the New Equity on a national securities exchange. In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the Corporate Governance Documents will impose certain trading restrictions to limit the number of record holders thereof. The New Equity will be subject to certain transfer and other restrictions pursuant to the Corporate Governance Documents.
G. Cancellation of Securities and Agreements
     On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Specified Swap Agreements and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein.
H. Restructuring Transactions
     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, subject to the consent of the Requisite Consenting Lenders, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan

(20)

and having other terms for which the applicable entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
I. New Corporate Structure
     On the Effective Date and without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, the Reorganized Debtors may, at the election of the Requisite Consenting Lenders, enter into the Holding Company Restructuring as follows:
     1. Exchange of New Common Stock. Immediately following the issuance of New Common Stock by Parent pursuant to Article III.D.2 hereof, each Holder of any shares of New Common Stock of Parent shall, automatically and without any further action on the part of any Person or order of the Bankruptcy Court, be deemed to contribute (the “Stock Contribution”) each such share of New Common Stock issued to such Holder pursuant to this Plan to Holdings in exchange for the issuance by Holdings to each such Holder of such Holder’s pro rata share of an aggregate number of common units of Holdings (the “Common Units”) and preferred units of Holdings (the “Preferred Units”) to be issued by Holdings as of the Effective Date (which shall be subject to immediate dilution by the issuance of the Special Warrants as described below and the Management Equity Incentive Program). Each Holder’s pro rata share shall include the same percentage of Common Units and Preferred Units, such that each Holder receives an identical “unit strip” of an allocation of Common Units and Preferred Units across both classes of units in exchange for the shares of New Common Stock of Parent that are exchanged. The number of Common Units and Preferred Units issuable in exchange for a single share of New Common Stock of Parent is referred to herein as the “Stock Exchange Rate.” If a Holding Company Restructuring is implemented, Holdings shall be deemed to be “Reorganized Parent”, and the Common Units and Preferred Units shall be deemed to be the “New Common Stock”, in each case for all purposes under this Plan.
     2. Exchange of Special Warrants. Immediately following the Stock Contribution, and in lieu of receiving Special Warrants of Parent, each Holder entitled to receive Special Warrants will instead receive Special Warrants of Holdings exercisable for the same “unit strip “of Common Units and Preferred Units as was issued to the Holders in exchange for the New Common Stock of Parent, applied using the same Stock Exchange Rate which applies to the Stock Contribution.
J. Section 1145 Exemption
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any New Equity contemplated by the Plan and all agreements incorporated herein shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities. In addition, under section 1145 of the Bankruptcy Code, any New Equity contemplated by the Plan and any and all agreements incorporated therein will be freely tradable by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions on the transferability of such securities and instruments, including those restrictions set forth in Article V.E hereof and the Corporate Governance Documents; and (4) applicable regulatory approval, including the applicable required FCC Approval.
K. Corporate Existence
     Except as otherwise provided herein, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended

(21)

pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).
L. New Certificates of Incorporation and New By-Laws
     On or immediately before the Effective Date, each Reorganized Debtor and Holdings, as applicable, to the extent requested to do so by the Requisite Consenting Lenders, shall amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of the respective states of incorporation.
M. Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the New Term Loan). On and after the Effective Date, except as otherwise provided in the Plan, and subject to compliance with the applicable provisions of the Communications Act of 1934, as amended, and the rules and published policies of the FCC promulgated pursuant thereto, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules; provided, however, the Bankruptcy Court shall retain jurisdiction with respect to the FCC Independent Trust and the FCC Traditional Trust, as applicable, as set forth herein.
N. FCC Approval Process
     The Debtors and the Consenting Lenders shall use their commercially reasonable efforts to cooperate in diligently pursuing and in taking all steps necessary to obtain the grant with the Bankruptcy Court and the FCC of the FCC Short Form Application, the FCC Long Form Application, the FCC Independent Trust Application, and the FCC Traditional Trust Application, as applicable, and shall provide such additional documents or information requested or needed by the Bankruptcy Court and the FCC in connection with its review of such applications.
O. FCC Trust
     1. Generally
     If the Effective Date occurs in connection with an FCC Traditional Trust Approval, the Debtors shall establish, for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New Board of Reorganized Parent), the FCC Traditional Trust on the terms set forth in the FCC Traditional Trust Agreement and/or the FCC Traditional Trust Order, if applicable. The powers, authority, responsibilities and duties of the FCC Traditional Trust and the FCC Traditional Trustees are set forth in and shall be governed by the FCC Traditional Trust Agreement. The FCC Traditional Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, provisions necessary to ensure the continued treatment of the FCC Traditional Trust as a “grantor trust” and a “liquidation trust,” and the beneficiaries of the FCC Traditional Trust as the grantors and owners thereof, for United States federal income tax purposes. The FCC Traditional Trust Agreement shall in all instances provide for the FCC Trustees’ cooperation with the New Board in connection with a transfer or sale of the FCC License Assets to a third party in the event that the FCC Long Form Application is denied or is not approved within a reasonable period of time. The FCC Traditional Trust and the FCC Traditional Trustees, including any successors, shall be bound by the Plan and shall not challenge any provision of the Plan.
     If the Effective Date occurs in connection with an FCC Independent Trust Approval, the Debtors shall establish, for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New

(22)

Board of Reorganized Parent), the FCC Independent Trust on the terms set forth in the FCC Independent Trust Agreement and/or the FCC Independent Trust Order, if applicable. The powers, authority, responsibilities and duties of the FCC Independent Trust and the FCC Independent Trustee are set forth in and shall be governed by the FCC Independent Trust Agreement. The FCC Independent Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, provisions necessary to ensure the continued treatment of the FCC Independent Trust as a “grantor trust” and a “liquidation trust,” and the beneficiaries of the FCC Independent Trust as the grantors and owners thereof, for United States federal income tax purposes. The FCC Independent Trust Agreement shall in all instances provide for the FCC Trustees’ cooperation with the New Board in connection with a transfer or sale of the FCC License Assets to a third party in the event that the FCC Long Form Application is denied or is not approved within a reasonable period of time. The FCC Independent Trust and the FCC Independent Trustee, including any successors, shall be bound by the Plan and shall not challenge any provision of the Plan.
     2. Creation and Funding of any FCC Trust
     If either FCC Trust is implemented, the applicable FCC Trust Agreement shall be executed in a manner consistent with the Plan and will establish the applicable FCC Trust in accordance with the applicable FCC Trust Agreement. Simultaneously therewith, the applicable FCC Trustees shall cause the applicable FCC Trust to execute the Time Brokerage Agreement.
     3. Appointment of any FCC Trustees
     On the Effective Date, and in compliance with the provisions of the Plan and any applicable FCC Trust Agreement, the Debtors or the Bankruptcy Court, as applicable, will appoint the applicable FCC Trustees in accordance with the applicable FCC Trust Agreement and, thereafter, any successor FCC Trustees shall be appointed and serve in accordance with the applicable FCC Trust Agreement. The applicable FCC Trustees or any successor thereto will administer the applicable FCC Trust in accordance with the Plan and the applicable FCC Trust Agreement.
     4. Contributions to any FCC Trust
     If the Effective Date occurs in connection with an FCC Traditional Trust Approval or an FCC Independent Trust Approval, the Debtors shall contribute the FCC License Assets to the applicable FCC Trust for the benefit of Reorganized Regent (and/or such other Reorganized Debtor(s) as designated by the New Board of Reorganized Parent).
     5. Treatment of any FCC Trust
     For all federal income tax purposes, the Debtors intend that (i) any FCC Trust be classified as a “liquidating trust” under Section 301.7701-4(d) of the Regulations and qualify as a “grantor trust” under Section 671 of the Tax Code and (ii) any beneficiaries of the applicable FCC Trust will be treated as grantors and deemed owners thereof.
     6. Transferability of Beneficial Interests
     Ownership of a beneficial interest shall be uncertificated and shall be in book entry form. The beneficial interests in any FCC Trust will not be registered pursuant to the Securities Act, as amended, or any state securities law. If the beneficial interests constitute “securities,” the parties hereto intend that the exemption provisions of section 1145 of the Bankruptcy Code will apply to the beneficial interests. The beneficial interests will be transferable, subject to the terms of the applicable FCC Trust Agreement.
     7. Distributions; Withholding
     Any appointed FCC Trustees shall make distributions to the beneficiaries of the applicable FCC Trust when and as authorized pursuant to the applicable FCC Trust Agreement in compliance with the Plan. Any appointed FCC Trustees may withhold from amounts otherwise distributable from the applicable FCC Trust to any Entity any

(23)

and all amounts required to be withheld by the applicable FCC Trust Agreement or any law, regulation, rule, ruling, directive, treaty or other governmental requirement.
     8. Termination of any FCC Trust
     Any FCC Trust shall terminate as soon as practicable, but in no event later than the first anniversary of the Effective Date; provided that extensions may be sought by motion of a party in interest with the consent of the New Board of Reorganized Parent.
P. Directors and Officers of the Debtors and Reorganized Debtors
     Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the New Board, as identified in the Plan Supplement, shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors. All members of such existing boards shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the New Board. The New Board for each Reorganized Debtor and Holdings, as applicable, shall, on the Effective Date, be comprised of such individuals as is directed by the Required Lenders, one of whom will be William Stakelin. The members of the New Board on the Effective Date, to the extent known, will be identified in the Plan Supplement.
Q. Management Equity Incentive Program
     The Management Equity Incentive Program will be established on or after the Effective Date by the New Board of the Reorganized Parent.
R. Effectuating Documents; Further Transactions
     On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors, boards of managers or similar governing bodies thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan or the Corporate Governance Documents.
S. Exemption from Certain Taxes and Fees
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment or recording of any lease or sublease; or (4) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
T. Employee and Retiree Benefits
     On and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation, health care

(24)

benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time and deferred compensation arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. In addition, on or after the Effective Date, the Reorganized Debtors shall honor the Compensation Plans and the Employment Agreements, subject in all respect to the terms of Section VI.C. hereof and to the terms of the Restructuring Support Agreement. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
U. Preservation of Rights of Action
     In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article X hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, subject to the consent of the Requisite Consenting Lenders. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.
ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Assumption of Executory Contracts and Unexpired Leases
     Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease, subject to the consent of the Requisite Consenting Lenders: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Confirmation Date; or (4) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases.
     The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Notwithstanding the foregoing, the Debtors shall have the right to amend the Schedule of Executory Contracts and Unexpired Leases any time before the Effective Date, subject to the consent of the Requisite Consenting Lenders. In addition, notwithstanding

(25)

the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court, subject to the consent of the Requisite Consenting Lenders.
B. Assumption of Indemnification Provisions
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.
C. Assumption of Compensation Plans
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume pursuant to section 365(a) of the Bankruptcy Code the Compensation Plans and the Employment Agreements. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Compensation Plans and the Employment Agreements.
D. Assumption of the D&O Insurance Policies
     The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Insurance Policies.
E. Payments Related to Assumption of Executory Contracts and Unexpired Leases
     Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court, subject to the consent of the Requisite Consenting Lenders.
F. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.
G. Rejection Damages Claims.
     All proofs of Claim with respect to Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days of the occurrence of the Effective Date. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 3 General Unsecured Claim, as applicable. Any Claims arising from the rejection of an Executory

(26)

Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or property of the Debtors or Reorganized Debtors.
H. Contracts and Leases Entered Into After the Petition Date
     On and after the Effective Date, the Debtors may continue to perform under contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business, including any Executory Contracts and Unexpired Leases assumed by such Debtor.
I. Intercompany Contracts, Contracts and Leases Entered Into After the Petition Date
     Intercompany contracts, contracts and leases entered into after the Petition Date by any Debtor and any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.
J. Modifications, Amendments, Supplements, Restatements or Other Agreements
     Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.
     Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.
K. Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
L. Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Timing and Calculation of Amounts to Be Distributed; Record Date for Distributions
     1. Timing and Calculation of Amounts to Be Distributed
     Unless otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such a Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as

(27)

reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in this Article VII. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.
     2. Record Date for Distributions
     On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims or Equity Interests listed on the Debtors’ books and records or, in the case of Equity Interests, the Debtors’ or the Debtors’ transfer agent’s books and records, as of the close of business on the Effective Date. Accordingly, the Reorganized Debtors as Disbursing Agent or other applicable Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims and Allowed Equity Interests who are Holders of such Claims (or participants therein) or Equity Interests as of the close of business on the Effective Date.
B. Disbursing Agent
     Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
C. Rights and Powers of Disbursing Agent
     1. Powers of the Disbursing Agent
     The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
     2. Expenses Incurred On or After the Effective Date
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.
D. Distributions on Account of Claims Or Equity Interests Allowed After the Effective Date
     1. Payments and Distributions on Disputed Claims or Equity Interests
     Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

(28)

     2. Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests
     Notwithstanding any provision otherwise in this Plan and except as otherwise agreed to by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Equity Interests until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or Disputed Equity Interests have been resolved by settlement or Final Order and the Disputed Claims or the Disputed Equity Interests have been Allowed.
E. Delivery of Distributions and Undeliverable or Unclaimed Distributions
     1. Delivery of Distributions in General
     Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.
     2. Minimum Distributions
     The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of New Equity and such fractions shall be deemed to be zero.
     3. Undeliverable Distributions and Unclaimed Property
          (a) Failure to Claim Undeliverable Distributions
     In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or Interest in property shall be discharged and forever barred.
          (b) Failure to Present Checks
     Checks issued by the Disbursing Agent on account of Allowed Claims and Allowed Equity Interests shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued. Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim or Equity Interest for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim or Equity Interest against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims or Equity Interests shall be property of the Reorganized Debtors, free of any Claims or Interests of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.
          (c) Failure to Execute Corporate Governance Documents

(29)

     The failure by a Holder of a First Lien Debt Claim to execute any required Corporate Governance Documents within one hundred and eighty (180) days of the Effective Date shall result in the forfeiture of such Holder’s allocation of New Equity. After such date, all forfeited New Equity shall revert to the Reorganized Debtors and the First Lien Debt Claim of any Holder to such New Equity shall be discharged and forever barred.
F. Compliance with Tax Requirements/Allocations
     In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.
     Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
G. Surrender of Canceled Instruments or Securities
     As a condition precedent to receiving any distribution on account of its Allowed Claim or Allowed Equity Interest, each Holder of a First Lien Debt Claim or Equity Interest shall be deemed to have surrendered the certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article V hereto, except to the extent otherwise provided herein.
H. Claims Paid or Payable by Third Parties
     1. Claims Paid by Third Parties
     The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.
     2. Claims Payable by Third Parties
     No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

(30)

3.	Applicability of Insurance Policies
     Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
ARTICLE VIII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND
DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS
A. Allowance of Claims and Equity Interests
     Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code, under the Plan or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.
B. Prosecution of Objections to Claims and Equity Interests
     The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under this Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court subject to the consent of the Requisite Consenting Lenders. The Debtors also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the Bankruptcy Court under applicable governing law subject to the consent of the Requisite Consenting Lenders.
C. Procedures Regarding Disputed Claims or Equity Interests
     1. No Filing of Proofs of Claim or Equity Interests
     Except as otherwise provided in this Plan, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest. The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interests that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Equity Interest of such Holder. If any such Holder of a Claim or Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Requisite Consenting Lenders. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests subject to the consent of the Requisite Consenting Lenders.

(31)

     2. Claims Estimation
     Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
D. No Distributions Pending Allowance
     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim or Disputed Equity Interest, no payment or distribution provided under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.
E. Distributions After Allowance
     To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or an Allowed Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim or Equity Interest.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE
A. Conditions Precedent to Confirmation
     It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order.
     1. A Confirmation Order shall have been entered by the Bankruptcy Court, in form and substance acceptable in all respects to the Requisite Consenting Lenders and the Debtors.
     2. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases and other agreements or documents created in connection with or described in this Plan.
     3. The Restructuring Support Agreement shall not have terminated.
     4. The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify this Plan, Disclosure Statement or any documents, motions or orders related to the foregoing, in any manner not acceptable to the Requisite Consenting Lenders.

(32)

B. Conditions Precedent to the Effective Date
     It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived pursuant to the provisions of Article IX.C hereof), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.
     1. The Plan and Plan Supplement, including any amendments, modifications or supplements thereto shall be acceptable in all respects to the Requisite Consenting Lenders and, solely with respect to any Plan Supplement documents or related documents which affect the treatment of claims of holders of unsecured claims or interests of holders of existing equity interests under the Plan or to which the Debtors are a party, the Debtors.
     2. The Effective Date shall have occurred on or prior to the earlier of: (i) the later to occur of (A) fifteen (15) calendar days after the entry of the Confirmation Order and (B) the date that is three (3) Business Days after the earliest of the FCC Independent Trust Approval, the FCC Long Form Approval or the FCC Traditional Trust Approval being obtained, provided that such approval shall have remained in effect; and (ii) July 28, 2010.
     3. The Confirmation Order shall be a Final Order in form and substance acceptable to the Requisite Consenting Lenders and the Debtors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in this Plan.
     4. The New Term Loan and the New PIK Loan each shall have been executed and delivered or deemed executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.
     5. All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.
     6. The Restructuring Support Agreement shall not have terminated.
     7. FCC Independent Trust Approval, the FCC Long Form Approval or the FCC Traditional Trust Approval shall have been obtained.
C. Waiver of Conditions
     The conditions to Confirmation of this Plan and to Consummation of this Plan set forth in this Article IX may be waived by the Debtors with the consent of the Requisite Consenting Lenders without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan.
D. Effect of Nonoccurrence of Conditions
     If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

(33)

ARTICLE X.
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS
A. Compromise and Settlement of Claims, Interests and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
B. Releases by the Debtors
     To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to any act, omission, transaction event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing “Debtor Release” shall not operate to waive or release any Causes of Action of any Debtor: (1) against a Released Party arising from any contractual obligations owed to the Debtors; (2) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. In addition, the Debtors and Reorganized Debtors hereby release and discharge all Preference Actions.
C. Releases by Holders of Claims and Interests
     To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, each Holder of a Claim or an Interest, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date; provided, however, that the foregoing release shall not operate to waive or release any Causes of Action of any releasing party: (1) against a released party arising from any contractual obligations owed to the releasing party; (2) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

(34)

D. Exculpation
     Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
E. Discharge of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.
F. Injunction
     Except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, from and after the Effective Date, all Releasing Parties are permanently enjoined from taking any of the following actions against the Debtors or the Reorganized Debtors: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (a) waive all Claims against the Debtors or Reorganized Debtors, the Reorganized Debtors and the Estates related to such action and (b) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

(35)

G. Setoffs
     Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
H. Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.
I. Recoupment
     In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.
ARTICLE XI.
BINDING NATURE OF PLAN
     THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS AND INTERCOMPANY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.
ARTICLE XII.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities

(36)

with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:
     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;
     2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
     3. resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
     4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;
     5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
     6. adjudicate, decide or resolve any and all matters related to Causes of Action;
     7. adjudicate, decide or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;
     8. enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;
     9. enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;
     10. resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
     12. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;
     13. resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII;

(37)

     14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
     15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;
     16. enter an order or Final Decree concluding or closing the Chapter 11 Cases;
     17. adjudicate any and all disputes arising from or relating to distributions under the Plan;
     18. consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
     19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
     20. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;
     21. hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
     22. hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
     23. as necessary during the period of time that any FCC Trust is in place, to the extent applicable, enter and implement such orders as are necessary or appropriate to sell, dispose of, liquidate or abandon any assets or properties of the Debtors, the Reorganized Debtors or any FCC Trust, including, without limitation, the FCC Licenses and the Debtors’ broadcast stations;
     24. enter and implement such orders as may be necessary regarding the actions of any FCC Trust pursuant to the terms of the Plan and the applicable FCC Trust Agreement including, but not limited to, orders regarding the applicable FCC Trustees’ operating decisions and exercise of control over the FCC License Assets;
     25. enforce all orders previously entered by the Bankruptcy Court; and
     26. hear any other matter not inconsistent with the Bankruptcy Code.
ARTICLE XIII.
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN
A. Modification and Amendments
     Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan; but, in each case, only with the prior written consent of the Requisite Consenting Lenders.

(38)

B. Effect of Confirmation on Modifications
     Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C. Revocation or Withdrawal of the Plan
     The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and to File subsequent chapter 11 plans, in each case solely if the Restructuring Support Agreement has been terminated in accordance with its terms. The Debtors (after consultation with the Requisite Consenting Lenders) revoke or withdraw this Plan subject to the terms hereof, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.
ARTICLE XIV.
MISCELLANEOUS PROVISIONS
A. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.
B. Reservation of Rights
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests before the Effective Date.
C. Further Assurances
     For the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Requisite Consenting Lenders shall not violate, and shall otherwise comply, with the Restructuring Support Agreement in all respects, including with respect to implementation of the Plan and the Effective Date. The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.
D. Payment of Fees and Expenses of the Requisite Consenting Lenders
     The Debtors shall promptly pay in Cash in full the fees and expenses incurred by the advisors to the Requisite Consenting Lenders, including, but not limited to, Kirkland and Ellis LLP, Drinker Biddle & Reath LLP, Finn Dixon & Hearling LLP and the financial advisor to the Requisite Consenting Lenders, in each case in accordance with their respective engagement letters, in connection with the restructuring, including, without limitation, in connection with the negotiation, documentation and consummation of this Plan, the Plan Supplement

(39)

and all other documents related to the Plan and the restructuring. Additionally, the advisors to the Requisite Consenting Lenders shall be paid in full in Cash all remaining amounts due on the Effective Date.
E. Service of Documents
     Any pleading, notice or other document required by this Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:
Regent Broadcasting, LLC
c/o Regent Communications, Inc.
100 East River Center Boulevard
9th Floor
Covington, KY 41011
with copies to:
Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Josef S. Athanas
and
Kirkland & Ellis LLP
300 N. La Salle St.
Chicago, Illinois 60654
Attn: David L. Eaton
F. Dissolution of Committee
     On the Effective Date, the Committee(s), if any, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Section II.B of this Plan.
G. Nonseverability of Plan Provisions
     If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Requisite Consenting Lenders and the Debtors; provided, further, that the Debtors and the Requisite Consenting Lenders (as applicable) may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without (a) the Debtors’ consent and (b) the consent of the Requisite Consenting Lenders; and (3) nonseverable and mutually dependent.
H. Return of Security Deposits
     Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall

(40)

be returned to the Reorganized Debtors within twenty (20) days after the Effective Date, without deduction or offset of any kind.
I. Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
J. Entire Agreement
     Except as otherwise indicated herein and except for the terms and conditions of the Restructuring Support Agreement, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.
K. Exhibits
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Balloting Agent’s website at www.kccllc.net/regent or the Bankruptcy Court’s web site at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
L. Votes Solicited in Good Faith
     Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.
M. Closing of Chapter 11 Cases
     The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.
N. Conflicts
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.
O. Filing of Additional Documents
     On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

(41)

Dated: March 22, 2010

Respectfully submitted, REGENT COMMUNICATIONS, INC.
By:
Title: Executive Vice President and Chief Financial Officer
On behalf of the other Debtors listed on Schedule 1 hereto: Authorized Signatory

(42)

Schedule I

Regent Communications, Inc.	Regent Broadcasting of Palmdale, Inc.

B & G Broadcasting, Inc.	Regent Broadcasting of Peoria, Inc.

Livingston County Broadcasters, Inc.	Regent Broadcasting of Redding, Inc.

Regent Broadcasting, LLC	Regent Broadcasting of San Diego, Inc.

Regent Broadcasting Management, LLC	Regent Broadcasting of South Carolina, Inc.

Regent Broadcasting of Albany, Inc.	Regent Broadcasting of St. Cloud, Inc.

Regent Broadcasting of Bloomington, Inc.	Regent Broadcasting of St. Cloud II, Inc.

Regent Broadcasting of Buffalo, Inc.	Regent Broadcasting of Utica/Rome, Inc.

Regent Broadcasting of Chico, Inc.	Regent Broadcasting of Watertown, Inc.

Regent Broadcasting of Duluth, Inc.	Regent Broadcasting West Coast, LLC

Regent Broadcasting of El Paso, Inc.	Regent Licensee of Chico, Inc.

Regent Broadcasting of Erie, Inc.	Regent Licensee of Erie, Inc.

Regent Broadcasting of Evansville/Owensboro, Inc.	Regent Licensee of Flagstaff, Inc.

Regent Broadcasting of Flagstaff, Inc.	Regent Licensee of Kingman, Inc.

Regent Broadcasting of Flint, Inc.	Regent Licensee of Lake Tahoe, Inc.

Regent Broadcasting of Ft. Collins, Inc.	Regent Licensee of Lexington, Inc.

Regent Broadcasting of Grand Rapids, Inc.	Regent Licensee of Mansfield, Inc.

Regent Broadcasting of Kingman, Inc.	Regent Licensee of Palmdale, Inc.

Regent Broadcasting of Lafayette, LLC	Regent Licensee of Redding, Inc.

Regent Broadcasting of Lake Tahoe, Inc.	Regent Licensee of San Diego, Inc.

Regent Broadcasting of Lancaster, Inc.	Regent Licensee of South Carolina, Inc.

Regent Broadcasting of Lexington, Inc.	Regent Licensee of St. Cloud, Inc.

Regent Broadcasting of Mansfield, Inc.	Regent Licensee of Utica/Rome, Inc.

Regent Broadcasting of Midwest, LLC	Regent Licensee of Watertown, Inc.

(43)